Exhibit 99.1
November 7, 2006
Ms. Susan M. Ivey, President & CEO
Reynolds American Inc.
401 N. Main Street
19th Floor
Winston-Salem, NC 27102
Dear Susan,
Because of incremental commitments over the next two years, I will be unable to fulfill my meeting obligations at RAI. Therefore, the best course of action is for me to step down from the Board immediately following the February meeting.
It has been an exciting and meaningful experience to be involved with this great company.
Sincerely,
/s/ Rick